Surface Pharmaceuticals, Inc. Announces $20 Million Series A Financing from Flying L Partners

Investment will enable Surface to fund its development programs focused on FDA approval of its ocular disease drug candidates

San Diego, CA and Pleasanton, CA — May 15, 2018 – Surface Pharmaceuticals, Inc., an affiliated company of Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY), today announced it has entered into a definitive stock purchase agreement with an affiliate of Flying L Partners to raise proceeds of up to approximately $20 million in a private placement of its Series A preferred stock. Surface Pharmaceuticals intends to use the proceeds of the Series A financing to advance its clinical development programs focused on ocular surface disease, including Dry Eye Disease treatments, by seeking FDA approval for three drug candidates for up to five indications, as well as for general corporate purposes.

Surface Pharmaceuticals CEO, Kamran Hosseini MD, PhD, stated, “The drug candidates we are developing may provide solutions to millions of Americans who are in need of effective therapies to treat ocular surface conditions such as Dry Eye Disease and Blepharitis. The proceeds from this transaction, along with the involvement of Flying L Partners, will help ensure our long-term success as we execute the initial stages of our drug development programs.”

“We are excited to fund this Series A round of financing and team up with Surface Pharmaceuticals. There are an estimated 30 million Americans who suffer from some form of Dry Eye Disease, but only approximately 4 million prescriptions were dispensed in 2017, leaving a large unmet need in the market. We believe the opportunity to finance these drug development programs will ultimately benefit patients, their providers, and reward investors,” said Dr. William J. Link, Principal, Flying L Partners.

Imprimis CEO, Mark L. Baum, concluded, “The principals of Flying L have backed many of the most consequential ophthalmic companies over the past three decades. We could not have found a better partner to help develop Surface’s ocular surface disease drug candidates.”

The closing of the Series A financing will allow Surface Pharmaceuticals to be deconsolidated from Imprimis and make it a separately financed and managed entity. Upon the expected completion of the Series A financing, Imprimis will maintain an approximately 30% ownership stake in Surface Pharmaceuticals and retain royalty interests in the Imprimis contributed formulations. Upon signing of the definitive stock purchase agreement on May 11, 2018, Surface Pharmaceuticals closed on initial proceeds of approximately $15 million, with a second closing of up to an additional $5 million expected to occur within the next 90 days.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of any such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

ABOUT SURFACE PHARMACEUTICALS

Surface Pharmaceuticals, Inc. is a biopharmaceutical company focused on development and commercialization of innovative therapeutics for ocular diseases and is seeking FDA approval for its drug candidates through the Section 505(b)(2) regulatory pathway under the federal Food Drug & Cosmetic Act. Its current drug pipeline consists of three proprietary drug candidates. Surface topical eye drop drug candidates, SURF-100 and SURF-200, utilize a patented delivery vehicle, that was invented by renowned ophthalmologist, Dr. Richard Lindstrom. Surface’s third drug candidate, SURF-300, is a patent-pending oral capsule that will target patients also suffering from certain ocular surface diseases.

ABOUT FLYING L PARTNERS

Flying L Partners is a partnership formed by trusted colleagues with a track record of bringing meaningful innovation to the ophthalmic sector and creating value for investors. Flying L Partners’ investment strategy is to raise capital to invest in selected, promising opportunities. Flying L Partners then significantly engages with the company to accelerate progress with a tight focus on innovation. Their mission is to create value for investors by bringing meaningful innovation to providers and patients which improve vision and treat diseases.

ABOUT IMPRIMIS PHARMACEUTICALS

Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) is dedicated to making high-quality innovative medications accessible and affordable. The company’s flexible business model allows a drug to be compounded or developed as an FDA-approved product through one of its subsidiaries or deconsolidated companies. For more information about Imprimis, please visit the Investor Relations section of the corporate website by clicking here.

SAFE HARBOR

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to make commercially available our compounded formulations and technologies in a timely manner or at all; physician interest in prescribing our formulations; risks related to our compounding pharmacy operations; our ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of our formulations; our ability to obtain intellectual property protection for our assets; our ability to accurately estimate our expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for our technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. These and additional risks and uncertainties are more fully described in Imprimis’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Imprimis undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Source: Imprimis Pharmaceuticals, Inc.; Surface Pharmaceuticals, Inc.

CONTACTS

Investor Contact for Surface:

Kamran Hosseini

kamran@surfacepharma.com

Investor Contact for Imprimis:

Jon Patton

jpatton@imprimispharma.com

858-704-4587